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                                                                     Exhibit 4.2

                              SEVENTH AMENDMENT TO
                    POST-PETITION CREDIT AGREEMENT, AMENDMENT
                  TO SUBSIDIARY GUARANTY, CONSENT OF GUARANTORS
                        AND ACKNOWLEDGMENT AND AGREEMENT
                         OF AJI, KJC, KFC, KAAC AND KBC

            This SEVENTH AMENDMENT TO POST-PETITION CREDIT AGREEMENT, AMENDMENT TO SUBSIDIARY GUARANTY, CONSENT OF GUARANTORS AND ACKNOWLEDGMENT AND AGREEMENT OF AJI, KJC, KFC, KAAC AND KBC (this "Amendment") is dated as of October 28, 2004, and entered into by and among KAISER ALUMINUM CORPORATION, a Delaware corporation, as debtor and debtor-in-possession (the "Parent Guarantor"), KAISER ALUMINUM & CHEMICAL CORPORATION, a Delaware corporation, as debtor and debtor-in-possession (the "Company"), the banks and other financial institutions signatory hereto that are parties as Lenders to the Credit Agreement referred to below (the "Lenders"), BANK OF AMERICA, N.A., as agent (in such capacity, the "Agent") for the Lenders, GENERAL ELECTRIC CAPITAL CORPORATION ("GE Capital") as Documentation Agent, THE CIT GROUP/BUSINESS CREDIT, INC. ("CIT"), as Co-Syndication Agent, WELLS FARGO FOOTHILL, INC. (fka Foothill Capital Corporation) ("Foothill"), as Co-Syndication Agent (GE Capital, CIT and Foothill, collectively, the "Co-Agents"), and solely with respect to the provisions of Section 1.12 of this Amendment (and Section 9.1.21 of the Credit Agreement, as defined below and amended hereby), BANK OF AMERICA, N.A. ("Bank of America"), in its capacity as depository bank with respect to the Cash Collateral Accounts (as hereinafter defined and, in such capacity, "Depository Bank").

                                    RECITALS

            WHEREAS, the Parent Guarantor, the Company, the Lenders, and the Agent have entered into that certain Post-Petition Credit Agreement dated as of February 12, 2002, as amended by that certain First Amendment to Post-Petition Credit Agreement and Post-Petition Pledge and Security Agreement and Consent of Guarantors dated as of March 21, 2002, that certain Second Amendment to Post-Petition Credit Agreement and Consent of Guarantors dated as of March 21, 2002, that certain Third Amendment to Post-Petition Credit Agreement, Second Amendment to Post-Petition Pledge and Security Agreement and Consent of Guarantors dated as of December 19, 2002, that certain Fourth Amendment to Post-Petition Credit Agreement and Consent of Guarantors dated as of March 17, 2003, that certain Consent and Fifth Amendment to Post-Petition Credit Agreement and Consent of Guarantors dated as of June 6, 2003, and that certain Sixth Amendment to Post-Petition Credit Agreement and Consent of Guarantors dated as of August 1, 2003, and as further modified by that certain Waiver and Consent with Respect to Post-Petition Credit Agreement dated as of October 9, 2002, that certain Second Waiver and Consent With Respect to Post-Petition Credit Agreement dated as of January 13, 2003, and limited waivers dated March 24, 2003, May 5, 2003, March 29, 2004, May 21, 2004, July 29, 2004, and September 29, 2004 (as so
amended and modified, the "Credit Agreement"; capitalized terms used in this Amendment without definition shall have the meanings given such terms in the Credit Agreement); and

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            WHEREAS, the Company has requested that the Lenders agree to amend certain provisions of the Credit Agreement and the Lenders are willing to agree to such amendments on the terms and conditions set forth herein;

            NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Parent Guarantor, the Company, the Lenders, the Agent and, with respect to Section 1.12 hereof, Bank of America, as Depository Bank, agree as follows:

      1. AMENDMENTS TO CREDIT AGREEMENT. Subject to the conditions and upon the terms set forth in this Amendment, the Credit Agreement is hereby amended as follows:

            1.1 Amendments to Section 1.1 (Definitions).

                  (a) The following definition of "2004 Financial Forecast" is added in proper alphabetical order:

            ""2004 Financial Forecast" means the financial forecast on a monthly basis for the fiscal period ending December 31, 2004, prepared by the Company's management and delivered to the Agent and the Lenders on May 5, 2004."

                  (b) The definitions of "Actual VALCO EBITDA Amount", "Forecast VALCO EBITDA Amount," "Kaiser Center Assets," "Mead Charges," "VALCO Adjusted Net Earnings from Operations," and "VALCO PPE Reduction" are deleted in their entirety.

                  (c) The definition of "Adjusted Net Earnings from Operations" is deleted in its entirety and replaced with the following:

            ""Adjusted Net Earnings from Operations" means, with respect to any fiscal period of the Company, the Company's consolidated net income after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the consolidated financial statements for such period, excluding the consolidated impact of any and all of the following included in such consolidated net income (without duplication):
      (a) gain or loss in an amount greater than $150,000 arising from the sale of any capital assets; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any Person, substantially all the assets of which have been acquired in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest to the extent that such earnings exceed the sum of (i) the amount received in cash by the Company and its Subsidiaries and (ii) $3,000,000; (e) earnings of any Person to which assets of the Company or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which the Company or any of its Subsidiaries shall have been merged, or which has been a party with the Company or any of its Subsidiaries to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of the Company or any of its Subsidiaries from cancellation or forgiveness of Indebtedness; (g) gain arising from extraordinary items, as determined in

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      accordance with GAAP, or from any other non-recurring transaction resulting in gain in an amount greater than $150,000; (h) any gain that arises from the reversal of expenses in respect of power payments to the extent reflected in the Financial Forecast; (i) non-cash LIFO inventory valuation charges in aggregate amounts not to exceed $20,000,000 after May 31, 2004; (j) non-cash pension expenses in aggregate amounts not to exceed $68,000,000 in Fiscal Year 2004; (k) non-cash special charges relating to pension expenses in aggregate amounts not to exceed $25,000,000 in any Fiscal Year; (l) non-cash impairment charges relating to fixed assets or Investments in aggregate amounts not to exceed $100,000,000 after May 31, 2004, except for any such charges which reduce the book value of any Eligible Fixed Asset to an amount less than the OLV In-Place Value of such Eligible Fixed Asset (such exception to apply only to the amount by which the book value of such Eligible Fixed Asset is less than such OLV In-Place Value as a result of such charges); (m) non-cash charges related to the write down of the value of Inventory located outside the United States in aggregate amounts not to exceed $10,000,000 after May 31, 2004; and (n) the recording of accruals for the following items, but only to the extent that such accruals are non-cash during the term of this Agreement and arise solely out of pre-petition liabilities: (i) in aggregate amounts not to exceed $80,000,000 after May 31, 2004, in respect of the rejection of the Bonneville Power Administration contract, (ii) in aggregate amounts not to exceed $250,000,000 after May 31, 2004, in respect of the unfair labor practices claims arising in connection with the United Steelworkers of America strike and subsequent lockout, (iii) in aggregate amounts not to exceed $250,000,000 after May 31, 2004, in respect of liabilities to the PBGC relating to Pension Plans, (iv) in aggregate amounts not to exceed $400,000,000 after May 31, 2004, in respect of curtailment or settlement charges related to retiree medical obligations, (v) all claims relating to liabilities for asbestos exposure and any other personal injury claims intended to ultimately be settled as a part of a Plan of Reorganization by transferring the liability and certain rights against certain insurance policies to a trust and (vi) other pre-petition liabilities in aggregate amounts not to exceed $100,000,000 after May 31, 2004."

                  (d) The following definitions of "ALPART Claims," "ALPART Collateral" and "ALPART Plan Event" are added in proper alphabetical order:

            ""ALPART Claims" means the Agent's and the Secured Lenders' superpriority secured claims against AJI and KJC in the amount of $20,000,000 (plus an amount equal to the interest accruing on and investments of, and the earnings on and proceeds of investments of, the ALPART Collateral)."

            ""ALPART Collateral" means $20,000,000 (plus an amount equal to the interest accruing thereon and investments thereof, and the earnings on and proceeds of investments with respect thereto) of the Net Disposition Proceeds from the sale of AJI's and KJC's interests in ALPART, which amount is deposited in Cash Collateral Accounts as security for the Obligations under the Loan Documents, and all interest accruing on and investments of, and the earnings on and proceeds of investments of, such amount."

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            ""ALPART Plan Event" means the effective date of a Subsidiary Plan for AJI/KJC, which plan shall provide for cash payment to the Company and deposits to Cash Collateral Accounts and confirmation of guaranty obligations (if applicable) upon such effective date in the amounts and as otherwise required by Section 9.1.19."

                  (e) The definition of "Availability Reserve" is deleted in its entirety and replaced with the following:

            ""Availability Reserve" means a reserve against availability under the Borrowing Base in an amount equal to the lesser of (i) $20,000,000 and
      (ii) ten percent (10%) of the Revolving Commitment Amount."

                  (f) The definition of "Borrowing Base" is amended to delete clauses (b) and (c) thereof in their entirety and to replace them with the following:

            "(b) (i) the lesser of (A) $125,000,000 and (B) 65% of all Eligible Inventory as at such time or (ii) at any time following Agent's receipt of a satisfactory appraisal pursuant to Section 9.1.18(a), the least of (A) $125,000,000, (B) 65% of all Eligible Inventory as at such time and (C) 85% of the Net Recovery Percentage (as determined by the most recent Inventory appraisal delivered to the Agent pursuant to Section 9.1.18(a)) of all Eligible Inventory as at such time;

            plus

            (c) the lesser of (i) $50,000,000 and (ii) 50% of the OLV In-Place Value of Eligible Fixed Assets (such lesser number, the "PPE Subcomponent"); provided, that the PPE Subcomponent shall be permanently reduced in an amount equal to each PPE Subcomponent Reduction; and provided further that the PPE Subcomponent shall at no time be less than zero."

                  (g) The definition of "Carve-Out Reserve" is amended to insert the following before the final period of the first sentence thereof:

      "; provided that the Carve-Out Reserve shall not include Professional Fees specifically relating to the administration of the Bankruptcy Cases of AJI, KJC, KFC, KAAC or KBC incurred after June 30, 2004, which costs shall be charged to AJI, KJC, KAAC (both on behalf of itself and KFC) or KBC, as applicable, and paid by such estate or estates."

                  (h) The following definitions of "Cash Collateral Accounts" and "Claims" are added in the proper alphabetical order:

            ""Cash Collateral Accounts" means each of those certain blocked deposit and/or securities accounts established with Bank of America, N.A., by the Company, AJI, KJC, KAAC, KBC and any other Obligor receiving the ALPART Collateral, the QAL Collateral, the KACC Available Amount or the KBC

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      Allocable Amount, which accounts are subject to the exclusive dominion and control of the Agent, for its benefit and the benefit of the Secured Lenders, and held as Collateral for the Obligations, all pursuant to documentation in form and substance satisfactory to the Agent in its sole discretion."

            ""Claims" has the meaning set forth in Section 101(5) of the Bankruptcy Code."

                  (i) The definition of "Eligible Fixed Assets" is amended to insert "identified on Schedule I hereto" immediately after "manufacturing facility" in the second line thereof.

                  (j) The definition of "Excluded Assets" is amended to add the following at the end thereof:

      "Notwithstanding anything herein or in any other Loan Document to the contrary, "Excluded Assets" shall not include the ALPART Collateral or the QAL Collateral, or the proceeds of any Asset Disposition of the VALCO Interests or the Gramercy/KJBC Interests."

                  (k) The definition of "Final Order" is deleted in its entirety and replaced with the following:

            ""Final Order" means the Third Amended and Restated Final Order Authorizing Secured Post-Petition Financing on a Super Priority Basis Pursuant to 11 U.S.C. Sections 363, 364, and 507(b) and Granting Relief from the Automatic Stay Pursuant to 11 U.S.C. Section 362 entered in the Bankruptcy Cases approving the Seventh Amendment and the granting of Liens as provided therein, and as the same may hereafter be further amended, supplemented or otherwise modified, in each case with the prior written consent of the Agent."

                  (l) The following definitions of "Gramercy/KJBC Debt," "Gramercy/KJBC Interests" and "Gramercy/KJBC Proceeds" are added in proper alphabetical order:

            ""Gramercy/KJBC Debt" means an amount equal to the Indebtedness owing to the Company or any other Obligor by KJBC that is not indefeasibly repaid in full in cash immediately upon an Asset Disposition of the Gramercy/KJBC Interests."

            ""Gramercy/KJBC Interests" means the Company's or any other Obligor's interests in (i) the real property and other assets associated with the facility in Gramercy, Louisiana and/or (ii) KJBC or the assets of KJBC."

            ""Gramercy/KJBC Proceeds" means (i) the amount of Net Disposition Proceeds from an Asset Disposition with respect to the Gramercy/KJBC Interests, to the extent such proceeds are received by the Company or any other Obligor, net of (ii) any amounts required by any governmental authority or regulatory body or

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      by the terms of any agreement or contract with any Person relating to the
      Gramercy/KJBC Interests or by an order of the Bankruptcy Court to pay, or deposited into escrow to pay, liabilities associated with such assets and business (in each case for so long as such proceeds remain in escrow or the same have been applied to such liabilities); provided that no amounts shall be netted from the full Net Disposition Proceeds pursuant to this clause (ii) until the Agent has received a written request from the Company for such netting, describing (and providing documentation, as applicable) the requirements of such governmental authority or regulatory body, or terms and requirements of any such agreement or contract with any Person, in each case with respect to such payments or escrowed funds and the liabilities relating thereto, and the same in each case are reasonably acceptable to the Agent (including without limitation as to amounts)."

                  (m) The following definition of "KACC Available Amount" is added in proper alphabetical order:

            ""KACC Available Amount" means the $28,000,000 deposited in a Cash Collateral Account in the name of the Company established at Bank of America, N.A., in connection with the consummation of the sale of the interests in ALPART."

                  (n) The following definition of "KBC Allocable Amount" is added in proper alphabetical order:

            ""KBC Allocable Amount" means the portion of the Net Disposition Proceeds from an Asset Disposition of the Gramercy/KJBC Interests that is allocable to KBC pursuant to the Settlement and Release Agreement or, if the Settlement Effective Date has not occurred, then pursuant to the Purchase Agreement dated as of May 17, 2004, for the sale of the Gramercy/KJBC Interests."

                  (o) The definition of "Maximum Letter of Credit Amount" is amended to change the number "$125,000,000" to "$100,000,000".

                  (p) The following definition of "Minimum Aggregate Proceeds Collateral" is added in proper alphabetical order:

            ""Minimum Aggregate Proceeds Collateral" means the aggregate of the ALPART Collateral and the QAL Collateral; provided that (i) prior to a QAL Triggering Event, the Minimum Aggregate Proceeds Collateral shall consist of (x) the ALPART Collateral, maintained in Cash Collateral Accounts in accordance herewith, plus (y) the QAL Claims, and (ii) after the occurrence of a QAL Triggering Event, the Minimum Aggregate Proceeds Collateral shall consist of the ALPART Collateral and the QAL Collateral, in each case maintained in Cash Collateral Accounts in accordance herewith."

                  (q) The definition of "New Domestic Debtor" is deleted in its entirety and replaced with the following:

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            ""New Domestic Debtor" means, each of Alwis, KAE Trading, Kaiser
Center Properties, KBC, KCI and KEC, and "New Domestic Debtors" means all of them collectively."

                  (r) The definition of "OLV In-Place Value" is deleted in its entirety and replaced with the following:

            ""OLV In-Place Value" means the appraised value of the Eligible Fixed Assets then owned, reduced by such Environmental Compliance Reserve, if any, as the Agent, after consultation with the Company, deems appropriate in its commercially reasonable discretion."

                  (s) The definition of "Permitted Asset Dispositions" is deleted in its entirety and replaced with the following:

            ""Permitted Asset Dispositions" means (i) an Asset Disposition of the QAL Interests so long as (a) the QAL Collateral is immediately deposited in the applicable Cash Collateral Accounts at Bank of America, N.A., by the purchaser of the QAL Interests upon consummation of such sale and maintained on deposit thereafter in accordance with Sections 9.1.20 and 9.1.21, (b) the Debtors are released from any further obligation to make Investments with respect to QAL and from any Contingent Liabilities with respect to QAL other than such indemnification and post-closing obligations and liabilities as are customarily found in purchase agreements and agreed with the ultimate purchaser of the QAL Interests and set forth in the definitive documentation therefor; provided that the aggregate amount of such indemnification and post-closing obligations and liabilities for which the Company reasonably believes the Debtors may be liable shall not exceed an amount that is reasonably acceptable to the Required Lenders, all as set forth in a letter agreement between the Company and the Agent (acting at the direction of the Required Lenders), to be entered into prior to the execution and delivery of a purchase agreement relating to the QAL Interests, and (c) all Net Disposition Proceeds from such Asset Disposition shall be allocated to KAAC, the Company and/or KAII; (ii) an Asset Disposition of the VALCO Interests; provided that the terms of any such Asset Disposition and disposition of the proceeds thereof are substantially as generally described to the Agent and the Lenders prior to the effective date of the Seventh Amendment; and
      (iii) an Asset Disposition of the Gramercy/KJBC Interests pursuant to the Purchase Agreement dated as of May 17, 2004, among the Company, KBC, Gramercy Alumina LLC and St. Ann Bauxite Limited which was approved by the Bankruptcy Court on July 19, 2004."

                  (t) The definition of "PPE Subcomponent Reduction" is deleted in its entirety and replaced with the following:

            ""PPE Subcomponent Reduction" shall mean an amount equal to (a) the aggregate of all Net Disposition Proceeds received by the Parent Guarantor, the Company or any Subsidiary from any Asset Dispositions effected after the effective date of the Sixth Amendment, except (1) Asset Dispositions permitted

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      under Sections 9.2.11(a), (b), (c), (d), (f) and (i); (2) sales of
      Accounts owned by the Company, KAII or Kaiser Bellwood; (3) the Asset Disposition of the interests in ALPART and certain assets owned by ALPART, the sellers of interests in ALPART or their affiliates in the transaction that closed on July 1, 2004; and (4) except as hereinafter provided, Permitted Asset Dispositions; provided that in the case of any Asset Disposition by a less than wholly owned Subsidiary, only the proportionate amount of Net Disposition Proceeds received in connection therewith which corresponds to the Company's direct or indirect percentage ownership interest in such Subsidiary shall be included in a PPE Subcomponent Reduction; plus (b) after the occurrence of a Threshold Event, an amount equal to $5,000,000 upon each such occurrence, provided that (i) any reductions under this clause (b) shall occur no more frequently than once each calendar month and (ii) the aggregate reductions under this clause
      (b) shall not cause the PPE Subcomponent to be less than $25,000,000; plus
      (c) at any time on or after the date on which the first reduction of the PPE Subcomponent under clause (b) above has occurred, (1) if an Asset Disposition of the Gramercy/KJBC Interests has occurred or a Subsidiary Plan for KBC has been confirmed, an amount equal to the greater of (i) the KBC Allocable Amount and (ii) $3,000,000, plus an amount equal to 50% of the Gramercy/KJBC Proceeds (excluding the KBC Allocable Amount) in excess of $3,000,000, plus (2) if an Asset Disposition of the VALCO Interests has occurred, an amount equal to $7,000,000, plus an amount equal to 50% of the VALCO Proceeds in excess of $7,000,000, in each case whether such proceeds were received prior to or after a reduction of the PPE Subcomponent pursuant to clause (b); provided that any reductions pursuant to this clause (c) shall be effective on the later of (x) the Threshold Event giving rise to a reduction under clause (b) above and (y)(A) the consummation of such Asset Disposition or confirmation of such Subsidiary Plan (as applicable) and (B) thereafter upon receipt of any subsequent cash payment on notes or deferred payment obligations or purchase price adjustments pursuant to clause (i) of the following proviso; provided further that (i) any reductions based on the Gramercy/KJBC Proceeds or the VALCO Proceeds, as applicable, under this clause (c) shall be made only to the extent such proceeds are received directly by the Company or any other Obligor, or any Affiliate of an Obligor, in cash or cash equivalents, including in respect of cash payments on any promissory notes received as part of the consideration for such Asset Disposition and in respect of cash payments of deferred payment obligations or purchase price adjustments received as consideration in such Asset Disposition, and (ii) any subsequent repayment of the Gramercy/KJBC Debt or the VALCO Debt, as applicable, shall not increase or otherwise affect the PPE Subcomponent, nor shall it reduce or otherwise affect the PPE Subcomponent Reduction; plus (d) an amount equal to 100% of the Indebtedness owing to the Company or any other Obligor by AJI, KJC and/or KAAC, as applicable, pursuant to the Settlement and Release Agreement (whether or not the Settlement Effective Date has occurred) that is not indefeasibly repaid in full in cash by (1) AJI and KJC immediately upon, or in connection with, an ALPART Plan Event or (2) KAAC immediately upon, or in connection with, a QAL Plan Event; plus (e) an amount equal to 100% of the

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      Indebtedness owing to the Company or any other Obligor by QAL that is not indefeasibly repaid in full in cash by QAL immediately upon a QAL Sale Event."

                  (u) The following definitions of "QAL Claims," "QAL Collateral," "QAL Interests," "QAL Plan Event," "QAL Sale Event" and "QAL Triggering Event" are added in the proper alphabetical order:

            ""QAL Claims" means the Agent's and the Secured Lenders' superpriority secured claims against KAAC in the amount of (i) the Obligations prior to the Settlement Effective Date and (ii) after the Settlement Effective Date, $40,000,000 (plus interest, if any, accruing on and investments of, and earnings on and proceeds of investments of, the QAL Collateral after a QAL Triggering Event)."

            ""QAL Collateral" means the Net Disposition Proceeds of a QAL Sale Event and any other distributions in respect of the QAL Interests (including pursuant to a plan of reorganization or liquidation or the Settlement and Release Agreement); provided that following the occurrence of both the Settlement Effective Date and a QAL Triggering Event in accordance with the terms and provisions of this Agreement, the QAL Collateral shall be fixed at a principal amount of $40,000,000, and shall include such amount, interest accruing thereon and all investments thereof, and earnings on and proceeds of investments with respect thereto."

            ""QAL Interests" means the ownership interests of the Company, KAAC and any other Obligor in QAL, certain contracts, rights and interests or loans owned by any Obligor relating to QAL, and any inventory held at QAL and owned by any Obligor."

            ""QAL Plan Event" means the effective date of a Subsidiary Plan for KAAC, which plan shall provide for cash payments to the Company and deposits to Cash Collateral Accounts upon such effective date in the amounts required by Section 9.1.20."

            ""QAL Sale Event" means the consummation of an Asset Disposition of the QAL Interests."

            ""QAL Triggering Event" means either a QAL Sale Event or a QAL Plan Event."

                  (v) The definition of "Secured Guarantor" is deleted in its entirety and replaced with the following:

            ""Secured Guarantor" means each of Kaiser Bellwood, KAII, Parent Guarantor, Akron, KAAC, KACI, KAP, KATSI, KBC, KFC, KMH, KSM, Oxnard, Texas Holdings, Texas Sierra, AJI and KJC, and "Secured Guarantors" means all of them, collectively."

                  (w) The following definition of "Settlement and Release Agreement" is added in proper alphabetical order:

            ""Settlement and Release Agreement" means the Settlement and Release Agreement dated as of October 5, 2004, among the Obligors and the Unsecured Creditors' Committee, in the form attached as Exhibit A to the Seventh Amendment."

                  (x) The following definition of "Settlement Effective Date" is added in proper alphabetical order:

            ""Settlement Effective Date" means the date on which the Settlement and Release Agreement becomes effective in accordance with its terms; provided that for purposes of the following definitions and sections:

                  "KBC Allocable Amount"
                  "QAL Claims"
                  "QAL Collateral"
                  Section 9.1.20

      the Settlement Effective Date shall be deemed not to have occurred if the Approval Order (as defined in the Settlement and Release Agreement) is overturned, vacated or otherwise reversed on appeal."

                  (y) The following definition of "Seventh Amendment" is added in the proper alphabetical order:

            ""Seventh Amendment" means the Seventh Amendment to Post-Petition Credit Agreement, Amendment to Subsidiary Guaranty and Consent of Guarantors and Acknowledgment and Agreement of AJI, KJC, KFC, KAAC and KBC, dated as of ___________, 2004, by and among the Parent Guarantor, the Company, the Lenders, the Agent, the Co-Agents and, with respect to
      Section 1.12 thereof, Bank of America, N.A., as depository bank for the Cash Collateral Accounts, and acknowledged by AJI, KJC, KFC, KAAC and KBC."

                  (z) The following definition of "Subsidiary Plan" is added in proper alphabetical order:

            "Subsidiary Plan" means a separate standalone plan or plans of reorganization or liquidation for AJI, KJC, KAAC, KFC and/or KBC as applicable."

                  (aa) The following definitions of "Threshold" and "Threshold Event" are added in proper alphabetical order:

            ""Threshold" means, as of any date of determination, an amount equal to 85% of the Borrowing Base attributable to the sum of (i) amounts included under

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      clause (a) of the definition of Borrowing Base and (ii) amounts included under clause (b) of the definition of Borrowing Base."

            "Threshold Event" means at any time after August 31, 2004, the earlier to occur of either of the following events: (x) Revolving Credit Outstandings exceed the Threshold for five (5) consecutive Business Days or (y) Revolving Credit Outstandings exceed the Threshold for any five (5) Business Days in any calendar month; provided that with respect to Section 9.2.4, the time period for determining whether a "Threshold Event" shall have occurred shall be, in the case of clause (x) above, three (3) consecutive Business Days and, in the case of clause (y) above, any three
      (3) Business Days."

                  (bb) The following definition of "Unsecured Creditors Committee" is added in proper alphabetical order:

            ""Unsecured Creditors' Committee" means the Official Committee of Unsecured Creditors which was appointed in the Bankruptcy Cases on February 22, 2002, as such appointment may be amended from time to time."

                  (cc) The definition of "Unsecured Guarantor" is deleted in its entirety and replaced with the following:

            "Unsecured Guarantor" means each of the New Domestic Debtors (other than KBC) and "Unsecured Guarantors" means all of them, collectively.

                  (dd) The following definitions of "VALCO Debt," "VALCO Interests" and "VALCO Proceeds" are added in proper alphabetical order:

            ""VALCO Debt" means an amount equal to the Indebtedness owing to the Company or any other Obligor by VALCO that is not indefeasibly repaid in full in cash upon an Asset Disposition of the VALCO Interests."

            ""VALCO Interests" means the Company's or any other Obligor's ownership interests in VALCO and any alumina inventory held at VALCO and owned by the Company or any other Obligor."

            ""VALCO Proceeds" means (i) the Net Disposition Proceeds from the sale or other disposition of the VALCO Interests, to the extent such proceeds are received by the Company or any other Obligor, net of (ii) any amounts required by any governmental authority or regulatory body or by the terms of any agreement or contract with any Person relating to the VALCO Interests or by an order of the Bankruptcy Court to pay, or deposited into escrow to pay, liabilities associated with such assets and business (in each case for so long as such proceeds remain in escrow or the same have been applied to such liabilities; provided that no amounts shall be netted from the full Net Disposition Proceeds pursuant to this clause (ii) until the Agent has received a written request from the Company for such netting, describing (and providing documentation, as applicable) the requirements of such governmental authority or regulatory body, or terms and requirements of any such agreement or contract with any Person, in each case with respect to such payments or escrowed funds and the liabilities relating thereto, and the same in each case are reasonably acceptable to the Agent (including without limitation as to amounts)."

            1.2 AMENDMENT TO SECTION 2.1.1 (REVOLVING COMMITMENT). Section 2.1.1(b) of the Credit Agreement is amended (i) to delete the reference to "$285,000,000" in clause (x) thereof and to replace it with "$200,000,000" and
(ii) to delete the two references in the last sentence of such Section to the "Sixth Amendment" and replace them with "Seventh Amendment".

            1.3 AMENDMENT TO SECTION 3.5.1 (COMMITMENT FEE). Section 3.5.1 of the Credit Agreement is amended to delete the reference to "1/2 of 1% per annum" and replace it with "0.625% per annum".

            1.4 AMENDMENT TO SECTION 7.4 (ALL CREDIT EXTENSIONS). Section 7.4 of the Credit Agreement is amended to delete the first sentence thereof and to replace it with the following:

            "The obligation of each Lender to fund any Loan on the occasion of any Credit Extension (including the initial Credit Extension), the obligation of Agent to fund any Swingline Loan, the obligation of any Issuer Bank to issue any Letter of Credit and the obligation of Agent to consent to the withdrawal of the KACC Available Amount from a Cash Collateral Account, as the case may be, shall, except as provided in Sections 2.1.2(b) and (c), be subject to the prior or concurrent satisfaction (or waiver) of each of the conditions precedent set forth in this Section 7.4."

            1.5 AMENDMENT TO SECTION 8.1 (ORGANIZATION, ETC.). Section 8.1 of the Credit Agreement is amended to delete the first sentence thereof and to replace it with the following:

            "Each of (i) the Obligors, (ii) the Canadian Subsidiaries, (iii) Anglesey, (iv) prior to a QAL Sale Event, QAL, (v) prior to a sale of the VALCO Interests, VALCO, and (vi) each other Significant Subsidiary of the Company is a corporation, partnership, or other entity validly organized and existing and (in the case of non-Domestic Subsidiaries and Joint Venture Affiliates, to the extent that "good standing" is recognized under applicable law) in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be; is duly qualified to do business and (in the case of non-Domestic Subsidiaries and Joint Venture Affiliates, to the extent that "good standing" is recognized under applicable law) in good standing as a foreign corporation, partnership, or other entity in each jurisdiction where the nature of its business or activities requires such qualification; and has full corporate, partnership, or other organizational power and authority and holds all requisite governmental licenses, permits, and other approvals to own, lease, and operate its Properties and to conduct its business substantially as now being operated and conducted, except where the failure to be so qualified and in good standing or to have such power, authority, licenses, permits, and other approvals has no reasonable possibility of having a Materially Adverse Effect."

            1.6 AMENDMENT TO SECTION 8.5 (FINANCIAL INFORMATION). Section 8.5 of the Credit Agreement is amended to add the following clause (d) at the end thereof:

            "(d) The 2004 Financial Forecast was prepared on the basis of the estimates and assumptions stated therein and represented, at May 5, 2004, the Company's good faith forecasts and projections of its future financial performance prepared after duly diligent investigations; and such 2004 Financial Forecast, if prepared as of the effective date of the Seventh Amendment, would contain estimates of the future financial performance of the Company and its Subsidiaries which would not materially and adversely differ from the respective estimates contained in the 2004 Financial Forecast. As of the effective date of the Seventh Amendment, no material developments have occurred since May 5, 2004, which would lead the Company to believe that such 2004 Financial Forecast, taken as a whole, is not reasonably attainable, subject to the uncertainties and approximations inherent in any projections. It is understood by the Agent and the Lenders that all of the estimates and assumptions on which such 2004 Financial Forecast is based may not prove to be correct, that actual future financial performance may vary from that projected, and that nothing contained in this clause (d) shall be construed as a warranty, or guarantee, of future financial performance."

            1.7 AMENDMENT TO SECTION 8.18 (JOINT VENTURE CONTINGENT LIABILITIES). Section 8.18 of the Credit Agreement is deleted in its entirety and replaced with the following:

            "SECTION 8.18. JOINT VENTURE CONTINGENT LIABILITIES. Item 10 ("Joint Venture Contingent Liabilities") of the Disclosure Schedule contains a fair summary of the types of the material Contingent Liabilities of the Company and its Subsidiaries in respect of the businesses, operations, and financial obligations of (i) Anglesey, (ii) prior to a QAL Sale Event, QAL, and (iii) prior to a sale of the VALCO Interests, VALCO."

            1.8 AMENDMENT TO SECTION 9.1.1 (FINANCIAL INFORMATION, REPORTS, NOTICES, ETC.). Section 9.1.1 of the Credit Agreement is amended to add the following clause (o) at the end thereof:

            "(o) as soon as available, but in any event no later than (x) if a Threshold Event has occurred or is reasonably expected to occur as a result of any of the following, or if the Revolving Credit Outstandings exceed the Threshold or are reasonably expected to exceed the Threshold after giving effect to any of the following, five (5) Business Days prior thereto, and (y) otherwise, as soon as available but in no event later than one (1) Business Day thereafter: (i) any Asset Disposition of the QAL Interests or the VALCO Interests or (ii) any ALPART Plan Event, a QAL Plan Event or the effective date of a Subsidiary Plan for KBC or KFC, the Company shall deliver to the Agent a schedule setting forth (1) if an

      Asset Disposition, a detailed description (including an itemized schedule) of the use of sale proceeds with respect thereto, (2) in any case, a schedule of all Indebtedness and liabilities owing to any (other) Obligor by the subject (or owner, as applicable) of such Asset Disposition or Subsidiary Plan, as applicable, and (3) a schedule of all such Indebtedness and liabilities that shall remain unpaid after consummation of such Asset Disposition or effective date of such Subsidiary Plan, as applicable, together with a certificate of a Financial Authorized Officer of the Company certifying to the Agent and the Lenders that such matters are true and correct in all material respects."

            1.9 AMENDMENT TO SECTION 9.1.18 (INVENTORY APPRAISALS). Section
9.1.18 of the Credit Agreement is amended by (a) deleting the caption thereto in its entirety and replacing it with "SECTION 9.1.18. (APPRAISALS)." and (b) inserting "(a)" immediately prior to the text thereof and (c) adding a new paragraph (b) to read as follows:

            "(b) If at any time the Revolving Credit Outstandings exceed eighty percent (80%) of the Borrowing Base, the Agent may, at its option and at the expense of the Company, obtain an updated appraisal of the Net Recovery Percentage of Eligible Fixed Assets to establish the OLV In-Place Value, which appraisal shall be from an appraisal firm satisfactory to Agent and shall be in scope, form and substance satisfactory to Agent; provided that such updated appraisal will be required no more frequently than once in every 180-day period, unless a Default or an Event of Default shall have occurred and be continuing, in which case the Agent may require more frequent appraisals, but in any event no more frequently than monthly."

            1.10 ADDITION OF SECTION 9.1.19 (ALPART COLLATERAL). A new Section
9.1.19 is added to the Credit Agreement to read as follows: "SECTION 9.1.19 ALPART COLLATERAL.

            (a) Prior to an ALPART Plan Event, the ALPART Collateral shall, at all times, (i) serve as Collateral for the Obligations and (ii) be deposited in Cash Collateral Accounts of AJI and KJC, free and clear of Liens, claims and encumbrances other than first-priority Liens in favor of Agent for its benefit and the benefit of the Secured Lenders, and claims which are junior to the Agent's and the Secured Lenders' claims.

            (b) After an ALPART Plan Event, the ALPART Collateral shall, at all times, (i) serve as Collateral for the Obligations and (ii) be deposited in Cash Collateral Accounts of AJI, KJC and/or the Company, free and clear of Liens, claims and encumbrances other than first-priority Liens in favor of Agent for its benefit and the benefit of the Secured Lenders, the Lien permitted by Section 9.2.3(z) and claims which are junior to the Agent's and the Secured Lenders' claims."

            1.11 ADDITION OF SECTION 9.1.20 (QAL TRIGGERING EVENT PAYMENTS). A new Section 9.1.20 is added to the Credit Agreement to read as follows:

            "9.1.20 QAL TRIGGERING EVENT PAYMENTS. Upon the occurrence of a QAL Triggering Event, the following payments will be made from the Net Disposition Proceeds of an Asset Disposition of the QAL Interests if a QAL Sale Event has occurred, or from payments to the Company in respect of a Subsidiary Plan for KAAC if a QAL Plan Event has occurred, and, in either case, deposited in a Cash Collateral Account of the applicable Obligor, free and clear of Liens, claims and encumbrances other than first-priority Liens in favor of Agent for its benefit and the benefit of the Secured Lenders, the Lien permitted by Section 9.2.3(z), and claims which are junior to the Agent's and the Secured Lenders' claims:

            (a) Upon a QAL Sale Event, the QAL Collateral shall be deposited by KAAC and/or such other Obligor, as applicable, in a Cash Collateral Account of such Obligor(s); and

            (b) Upon a QAL Plan Event, the QAL Collateral shall be paid to the Company and deposited in a Cash Collateral Account of the Company and upon such deposit, any amounts held by the Agent pursuant to the preceding clause (a) (if any) shall be released as such Obligor(s) direct Agent in writing.

      For purposes of clarification, until the Settlement Effective Date, (i) any and all proceeds from any Asset Disposition of the QAL Interests received by KAAC, the Company or any other Secured Guarantor and (ii) any and all amounts paid by KAAC to the Company or any other Secured Guarantor in connection with a QAL Plan Event, in each case, shall be part of the Collateral and subject to the Lien in favor of the Agent, for the benefit of itself and the Secured Lenders. After the Settlement Effective Date, the QAL Collateral shall serve as Collateral for the Obligations."

            1.12 ADDITION OF SECTION 9.1.21 (CASH COLLATERAL ACCOUNTS; GRANT OF SECURITY INTERESTS). The following Section 9.1.21 is added to the Credit
Agreement:

            "SECTION 9.1.21 CASH COLLATERAL ACCOUNTS; GRANT OF SECURITY INTERESTS. (a) Agent shall deposit all funds paid to Agent pursuant to Sections 9.1.19, 9.1.20 and 9.2.18 and the KACC Available Amount as cash collateral to the credit of a Cash Collateral Account owned by the applicable Obligor. As security for the payment of all Obligations, the Company hereby grants, conveys, assigns, pledges, sets over, and transfers to the Agent, and creates in the Agent's favor, a first-priority Lien on and security interest in the ALPART Collateral, the QAL Collateral, the KBC Allocable Amount, the Cash Collateral Accounts and all money, instruments, securities, financial assets, investment property and other property at any time deposited in, held in, credited to or acquired in connection with the Cash Collateral Accounts, together with all proceeds of any of the foregoing (including without limitation dividends payable in cash or stock and shares or other proceeds of conversions or splits of any securities in the Cash Collateral Accounts), and all interest accruing thereon and investments thereof, and earnings on and proceeds of investments with respect thereto, for the benefit of the Agent and the Secured Lenders. The Company shall cause each of AJI, KJC, KAAC, KBC and each other Obligor, as applicable, to execute and deliver to the Agent a security agreement or cash collateral account agreement in form and substance satisfactory to the Agent pursuant to which each of AJI, KJC, KAAC, KBC and/or such other Obligor shall, as security for the payment of all Guarantied Obligations (as defined in the Subsidiary Guaranty), grant, convey, assign, pledge, set over, and transfer to the Agent, and create in the Agent's favor, a first-priority Lien on and security interest in the ALPART Collateral, the QAL Collateral, the KBC Allocable Amount, the Cash Collateral Accounts and all money, instruments, securities, financial assets, investment property and other property at any time deposited in, held in, credited to or acquired in connection with the Cash Collateral Accounts, together with all proceeds of any of the foregoing (including without limitation dividends payable in cash or stock and shares or other proceeds of conversions or splits of any securities in the Cash Collateral Accounts), and all interest accruing thereon and investments thereof, and earnings on and proceeds of investments with respect thereto, for the benefit of the Agent and the Secured Lenders. None of the Company, AJI, KJC, KAAC, KBC or any other Obligor shall have any right to withdraw or to cause the Agent to withdraw any funds deposited in the Cash Collateral Accounts, except that, (w) upon satisfaction of the conditions set forth in Section 7.4, the Company may request that Agent permit withdrawal of amounts up to the then-outstanding KACC Available Amount and the Agent will permit such withdrawal, (x) funds on deposit in any deposit or securities accounts of AJI and KJC maintained at Bank of America, N.A., or its affiliates, other than the ALPART Collateral, may be withdrawn by AJI and KJC (and, at the request of AJI or KJC, the Agent will take any action reasonably necessary to permit such withdrawal) to pay the Professional Fees specifically relating to the Bankruptcy Cases of AJI, KJC and KBC or to make distributions under a Subsidiary Plan for AJI and KJC; provided that with respect to KBC, any withdrawal shall only be to the extent that the Company has not previously advanced funds for the Professional Fees of KBC pursuant to Section 9.2.14 hereof, (y) the ALPART Collateral and the QAL Collateral may be transferred from the Cash Collateral Accounts of AJI, KJC and KAAC, as applicable, to Cash Collateral Accounts of the Company in accordance with Sections 9.1.19 and 9.1.20 hereof and (z) the KBC Allocable Amount may be transferred to AJI and/or KJC in accordance with
      Section 9.2.18 hereof. Amounts held in the Cash Collateral Accounts may be invested from time to time in Cash Equivalent Investments as directed by the applicable Obligor and at such Obligor's sole investment risk, but held in the name of the Agent. At any time and from time to time, upon the Agent's request, the Company promptly shall, and shall cause AJI, KJC, KAAC, KBC and each other Obligor, as applicable, to, execute and deliver any and all such further instruments and documents (including financing statements and bond powers executed in blank) as may be necessary, appropriate, or desirable in the Agent's judgment to obtain the full benefits (including perfection and priority) of this Section 9.1.21 and of the rights and powers herein granted. None of the Company, AJI, KJC, KAAC, KBC or any other Obligor shall create or suffer to exist any Lien on any amounts or investments held in the Cash Collateral Accounts other than (i) the first-priority Liens granted under this Section 9.1.21 and the Acknowledgment and Agreement of AJI, KJC, KFC, KAAC and KBC executed in connection with the Seventh Amendment and (ii) the junior Liens permitted under Section 9.2.3(z). Notwithstanding anything herein or in any other Loan Document to the contrary, neither the Agent nor any Secured Lender shall be under any obligation to marshal any assets in favor of any Obligor or any other party or against or in payment of any or all of the Obligations, including without limitation the Cash Collateral Accounts or any money, instruments, securities, financial assets, investment property or other property at any time deposited in, held in, credited to or acquired in connection with the Cash Collateral Accounts or any proceeds thereof. Each of the Agent, the Company, AJI, KJC, KAAC, KBC, each other Obligor and, by its execution of a counterpart of the Seventh Amendment, Bank of America, N.A., as depository bank with respect to the Cash Collateral Accounts, agree that Bank of America, N.A., will comply with all instructions and entitlement orders originated by the Agent directing disposition of the funds and investments in the Cash Collateral Accounts without further consent by the Company, AJI, KJC, KAAC, KBC or any other Obligor, and the Agent shall have sole and exclusive dominion and control over the Cash Collateral Accounts.

            (b) On or at any time after the Settlement Effective Date, AJI and KJC may request that the Agent permit withdrawal from any deposit or securities accounts maintained by AJI and KJC at Bank of America, N.A., or its affiliates any amounts on deposit in excess of the amount of the ALPART Collateral and the Agent will permit such withdrawal; provided that if the Approval Order (as defined in the Settlement and Release Agreement) is overturned, vacated or otherwise reversed on appeal, all rights of withdrawal of AJI and KJC pursuant to this clause (b) shall terminate immediately.

            (c) AJI, KJC, KAAC, KBC and any other Obligor, as applicable, shall pay to Bank of America, N.A., fees and investment charges, if any, charged by Bank of America, N.A., or its affiliates with respect to the Cash Collateral Accounts and other deposit or securities accounts, which charges (if any) shall be consistent with those customarily charged by Bank of America, N.A., with respect to the maintenance of accounts similar to the Cash Collateral Accounts."

            1.13 AMENDMENT TO SECTION 9.2.3 (LIENS). Section 9.2.3 of the Credit Agreement is amended:

            (a) to delete clause (t) thereof and to replace it with the following:

            "(t) Liens consisting of rights to (but not a security interest in) proceeds of Asset Dispositions held in escrow in connection with such Asset Disposition;"

            (b) to delete the word "and" at the end of clause (x),

            (c) to delete the period at the end of clause (y) and replace it with "; and"

            and (d) to add the following clause (z) at the end of such Section:

            "(z) if all or any portion of the ALPART Collateral and/or QAL Collateral is, pursuant to the Settlement and Release Agreement, transferred by AJI, KJC and/or KAAC to the Company in connection with a ALPART Plan Event and/or QAL Plan Event, a Lien in favor of AJI, KJC and/or KAAC, as applicable, on the ALPART Collateral and/or QAL Collateral, as applicable, securing (and solely to the extent of) any such amount(s) so transferred, which Lien is junior and subordinate to the Lien in favor of the Agent and the Secured Lenders and is subject to an intercreditor agreement, in form and substance satisfactory to the Agent in its sole discretion."

            1.14 AMENDMENT TO SECTION 9.2.4 (MINIMUM EBITDA). Section 9.2.4 of the Credit Agreement is deleted in its entirety and replaced with the following:

            "SECTION 9.2.4 MINIMUM EBITDA. Commencing with the first month in which a Threshold Event occurs and continuing through the then-remaining term of this Agreement, the Company and its Subsidiaries, on a consolidated basis, shall have a minimum EBITDA of not less than the following amounts, measured as of the last day of such month and each month thereafter for the period specified below:

         Period                                EBITDA
------------------------                    -------------
1 month ending 10/31/04                     $(22,500,000)
2 months ending 11/30/04                    $(20,500,000)
3 months ending 12/31/04                    $(19,500,000)

      The minimum EBITDA amounts set forth above include the expected EBITDA amounts attributable to the Gramercy/KJBC Interests, the QAL Interests and the VALCO Interests for each month in the period from October 1, 2004 through December 31, 2004, as agreed in writing by the Company and the Required Lenders prior to the effective date of the Seventh Amendment (the "Attributable EBITDA Amounts"). Upon consummation of a QAL Triggering Event and/or an Asset Disposition of the Gramercy/KJBC Interests and/or the VALCO Interests, the minimum EBITDA amounts set forth above for each period ending after the QAL Triggering Event or such Asset Disposition is consummated will automatically be reduced by an amount equal to the product of (i) the Attributable EBITDA Amount attributable to the Gramercy/KJBC Interests, the QAL Interests and/or the VALCO Interests, respectively, for the applicable period, times (ii) a fraction, the numerator of which is the number of days remaining in such period and the denominator of which is the total number of days in such period. All reductions to the minimum EBITDA amounts pursuant to the foregoing sentence will be cumulative for all such Asset Dispositions."

            1.15 AMENDMENT TO SECTION 9.2.11 (ASSET DISPOSITIONS). Section
9.2.11 of the Credit Agreement is amended to delete the last sentence of such Section.

            1.16 AMENDMENT TO SECTION 9.2.14 (TRANSACTIONS WITH AFFILIATES).
Section 9.2.14 of the Credit Agreement is amended to add the following paragraph immediately after the second paragraph of that Section:

            "Notwithstanding any other provision of this Agreement, on and after the effective date of the Seventh Amendment, the Company will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any transaction, arrangement, or contract between any Obligor and any of AJI, KJC, KFC, ALPART, KAAC, KBC and/or QAL requiring, constituting or involving any payments or other transfers of Property to be made by any Obligor to or for the benefit of, or pursuant to which any Obligor incurs a Contingent Liability in respect of any obligation of, or incurs a contractual obligation for the benefit of, AJI, KJC, KFC, ALPART, KAAC, KBC and/or QAL other than transactions, arrangements and contracts entered into in the ordinary course of business consistent with past practice and on a basis no less favorable to any Obligor than would be obtained in an arm's length transaction with a Person that is not an Affiliate of such Obligor; provided that the foregoing shall not restrict or otherwise be deemed to prohibit (i) the transactions contemplated under the Seventh Amendment and consummated in accordance therewith (including, without limitation, those transactions set forth in the definition of "Permitted Asset Dispositions,") or (ii) the transactions under the Settlement and Release Agreement (whether or not the Settlement Effective Date has occurred); and provided further that all costs and expenses (including Professional Fees) relating to the Bankruptcy Cases of AJI, KJC, KFC, KAAC and KBC incurred after June 30, 2004, shall be payable only by AJI, KJC, KAAC (on behalf of itself and KFC) and KBC (or by AJI and/or KJC on behalf of KBC), as applicable, and shall not be charged to or paid by any other Obligor or assessed against the Collateral, except that (a) the Company may advance payments for Professional Fees of KFC and KAAC incurred after June 30, 2004, but prior to the occurrence of a QAL Triggering Event and shall be reimbursed for such payments immediately upon a QAL Triggering Event from the Net Disposition Proceeds (other than the QAL Collateral) of a QAL Sale Event or distributions (other than the QAL Collateral) to the Company pursuant to a Subsidiary Plan for KAAC, and
      (b) the Company may advance payments for Professional Fees of KBC incurred after June 30, 2004, but prior to the closing of the Asset Disposition of the Gramercy/KJBC Interests, and the Company shall be reimbursed for such payments (with interest at a rate equal to the sum of (x) the Reference Rate from time to time in effect and (y) a margin of 1-1/2%) immediately (and in any event prior to the transfer of any portion of the KBC Allocable Amount, or the making of any other distributions or transfers, to AJI and/or KJC) from the KBC Allocable Amount prior to the transfer of such amount to AJI and/or KJC pursuant to Section 9.2.18 hereof;

      provided that KACC shall not be obligated to pay Professional Fees of KBC in excess of the KBC Allocable Amount; provided further that all costs and expenses (including Professional Fees) incurred by KBC after the Asset Disposition of the Gramercy/KJBC Interests shall be charged to KBC and payable by KBC's estate or, if necessary, by AJI and KJC out of funds other than the ALPART Collateral."

            1.17 AMENDMENT TO SECTION 9.2.18 (INTERCOMPANY TRANSFERS OF PROPERTY). Section 9.2.18 of the Credit Agreement is amended to add the following clause (ix) at the end thereof:

            "(ix) in connection with an Asset Disposition with respect to the Gramercy/KJBC Interests in compliance with this Agreement, the KBC Allocable Amount may be transferred by KBC to AJI and/or KJC in accordance with the terms of the Settlement and Release Agreement; provided that the foregoing permitted transfer shall only take place after making any required reimbursement to the Company pursuant to Section 9.2.14 (together with interest thereon as provided therein), and the amount so transferred shall be reduced accordingly by all such amounts; provided further that until such permitted transfer, the KBC Allocable Amount shall be Collateral and deposited and maintained in a Cash Collateral Account of KBC; provided further that the KBC Allocable Amount shall not (a) exceed $7,000,000 or (b) be funded directly or indirectly from the proceeds of any Loans. Neither KBC nor any other Obligor shall have any right to withdraw any funds deposited in such account except as provided in the immediately preceding sentence or to reimburse the Company in accordance with Section 9.2.14 (together with interest thereon as provided therein)."

            1.18 AMENDMENT TO SECTION 9.2.20 (ADDITIONAL INVESTMENTS IN PERSONS OTHER THAN DEBTORS). Section 9.2.20 of the Credit Agreement is deleted in its entirety and replaced with the following:

                  "SECTION 9.2.20 ADDITIONAL INVESTMENTS IN PERSONS OTHER THAN
            DEBTORS. Notwithstanding anything to the contrary contained in Sections 9.2.2, 9.2.5 and 9.2.18 hereof, after the effective date of the Seventh Amendment, the Company and the Parent Guarantor shall not (or apply to the Bankruptcy Court to do so), and will not permit any Guarantor to (or permit any Guarantor to apply to the Bankruptcy Court to), make any cash Investments in, or incur any Contingent Liabilities to pay the Indebtedness of, any Person other than a Debtor except (i) Investments and Contingent Liabilities to the extent reflected in the 2004 Financial Forecast (other than with respect to Investments in, and Contingent Liabilities incurred on behalf of, QAL); provided that solely with respect to Investments in, and Contingent Liabilities incurred on behalf of, QAL (and without duplication of any amounts in the 2004 Financial Forecast), the Company may make Investments in KAAC or QAL, and KAAC may make Investments in QAL, in each case, solely to pay capital expenditures of QAL in an aggregate amount not to exceed $15,000,000 in Fiscal Year 2004; provided further that upon a QAL

            Triggering Event, any Investments in, or Contingent Liabilities incurred on behalf of, KAAC or QAL on or after June 30, 2004, shall be immediately repaid in full in cash by QAL and KAAC to the respective Obligor, (ii) Investments made in, or Contingent Liabilities incurred on behalf of, Anglesey or VALCO not reflected in the 2004 Financial Forecast in an amount not to exceed $10,000,000 per annum (so long as, after giving effect to any Investment made or Contingent Liability incurred pursuant to this clause (ii), an Event of Cash Dominion shall not have occurred and be continuing by reason thereof), and (iii) Investments in or Contingent Liabilities in respect of Kaiser Aluminum and Chemical of Canada Limited not reflected in the 2004 Financial Forecast for the purpose of Capital Expenditures not to exceed $5,000,000 per annum, in each case to the extent permitted under Section 9.2.7. Notwithstanding the foregoing or anything in the 2004 Financial Forecast to the contrary, the Company and the Parent Guarantor shall not (or apply to the Bankruptcy Court to do so), and will not permit any Guarantor to (or permit any Guarantor to apply to the Bankruptcy Court to), make any cash Investments in, or incur any Contingent Liabilities to pay the Indebtedness of (i) ALPART, AJI, KJC or KFC,
            (ii) on and following a QAL Triggering Event, QAL or KAAC, (iii) on and after an Asset Disposition of the VALCO Interests, VALCO, and
            (iv) KJBC or KBC."

            1.19 ADDITION OF SECTION 9.2.25 (SETTLEMENT AND RELEASE AGREEMENT). A new Section 9.2.25 is added to read as follows:

            "SECTION 9.2.25 SETTLEMENT AND RELEASE AGREEMENT. The Obligors shall not enter into any agreement for the settlement or release of intercompany claims except an agreement in form and substance identical to the Settlement and Release Agreement, with such modifications thereto (or to the Settlement and Release Agreement, as applicable) as may be approved by the Agent and the Lenders holding at least 86% of the then aggregate outstanding principal amount of the Revolving Credit Outstandings or, if no such principal amount is then outstanding, Lenders having at least 86% of the Revolving Commitments. In the case of any inconsistency between the Settlement and Release Agreement and the Seventh Amendment (and this Agreement as amended thereby), the provisions of the Seventh Amendment (and this Agreement as amended thereby) shall control."

            1.20 AMENDMENT TO SECTION 10.1.3 (NON-PERFORMANCE OF CERTAIN COVENANTS AND OBLIGATIONS). Section 10.1.3 is amended to insert "9.1.1 or" before "9.2.20" in the sixth line thereof.

            1.21 AMENDMENT TO SECTION 10.1.10 (BANKRUPTCY CASES). Section
10.1.10 is amended to (a) add the following clauses:

            "(i) any Debtor files a motion seeking to use any cash collateral held by the Agent or withdraw any amounts from any Cash Collateral Account (including to fund any adjustments to the net cash proceeds received with respect to a QAL

      Triggering Event), except as provided in Sections 9.1.21 and 9.2.18, or any other Person files such a motion and the Debtors fail to object thereto in good faith and in a timely manner, or

            (j) an order is entered by the Bankruptcy Court authorizing use of such cash collateral described in the preceding clause (i), or, except as provided in Sections 7.4 and 9.1.21 with respect to the KACC Available Amount or except as provided in Sections 9.1.21(b) and 9.2.18, withdrawal of any amounts from any Cash Collateral Account, other than to transfer to another Cash Collateral Account as expressly permitted by this Agreement, or

            (k) a QAL Triggering Event occurs and the Minimum Aggregate Proceeds Collateral are less than $60,000,000; or

            (l) a Plan(s) of Reorganization with respect to all Debtors is not filed on or before February 13, 2005, or any such Plan of Reorganization filed with respect to the Debtors does not provide for termination of all Revolving Commitments and indefeasible payment in full in cash of all Obligations (and cancellation of all Letters of Credit or provision of cash collateral or a Supporting Letter of Credit for all Letters of Credit in accordance with the requirements of this Agreement) on or before the effective date of such Plan(s) of Reorganization, or any such Plan of Reorganization with respect to the Company does not include an agreement that (i) with respect to any amounts effectively loaned to the Company (such amounts, the "Affiliate Loans") by any of AJI, KJC and/or KAAC (or any other Person, as applicable) (each of the foregoing for purposes of this Section 10.1.10(l), an "Affiliate Lender") in accordance with the Settlement and Release Agreement, such Affiliate Loans shall be capped at a maximum of $55,000,000, and (ii) if the repayment of any portion of such Affiliate Loans cannot be paid at the time of consummation of such Plan of Reorganization (due to insufficient liquid assets of the Company), then the repayment of such portion of the Affiliate Loan shall be deferred until such time, not later than eighteen (18) months after the effective date of such Plan of Reorganization, as reasonably determined by the Company and the Unsecured Creditors Committee in conjunction with such Plan of Reorganization, at which time such claim shall be paid in full together with interest at the rate of twelve percent (12%) per annum."

            And (b) to add the following proviso at the end of clause (c):

      "provided, however, that separate Subsidiary Plans may be proposed by (i) AJI and KJC, jointly, so long as such Subsidiary Plan (x) provides that AJI and KJC shall each affirm their Subsidiary Guaranty (or execute a replacement guaranty that is satisfactory to Agent in its sole discretion) in an amount equal to the portion of the ALPART Collateral that has not been transferred to a Cash Collateral Account of the Company pursuant to such Subsidiary Plan, (y) provides that the ALPART Collateral shall remain in Cash Collateral Accounts maintained by AJI, KJC and/or the Company until the Obligations are indefeasibly repaid in full in cash and the Agreement is terminated and (z) is consistent with the terms of the Settlement and Release Agreement (whether or not the Settlement Effective Date has occurred), (ii) KAAC so long as such Subsidiary Plan
      (x) provides for a cash payment (from funds that do not directly or indirectly come from borrowings under the Loan Documents) to the Company upon the effective date of such Subsidiary Plan in an amount equal to the QAL Collateral and the deposit thereof in a Cash Collateral Account in accordance herewith, (y) provides for a cash payment (from funds that do not directly or indirectly come from borrowings under the Loan Documents) to the Company in an amount equal to the Professional Fees and disbursements paid by the Company on behalf of KAAC and KFC pursuant to
      Section 9.2.14 and (z) is consistent with the terms of the Settlement and Release Agreement (whether or not the Settlement Effective Date has occurred), (iii) KBC, so long as (x) a cash payment (from funds that do not directly or indirectly come from borrowings under the Loan Documents) is made to the Company in an amount equal to the Professional Fees and disbursements paid by the Company on behalf of KBC pursuant to Section
      9.2.14 and not previously reimbursed (together with interest thereon as provided therein) and (y) such Subsidiary Plan is consistent with the terms of the Settlement and Release Agreement (whether or not the Settlement Effective Date has occurred), and (iv) KFC, so long as such Subsidiary Plan is consistent with the terms of the Settlement and Release Agreement (whether or not the Settlement Effective Date has occurred); provided further that, in the case of clauses (i) and (ii) above, the Debtors shall have been released from any further obligation to make Investments with respect to, or incur any Contingent Liabilities with respect to, ALPART or QAL (as applicable) and, in the case of a Subsidiary Plan for AJI and KJC, all claims of AJI and KJC against the Company or any other Obligor are released and discharged (other than such claims as are contemplated in the Settlement and Release Agreement, subject to Section 10.1.10(l) hereof);"

            1.22 ADDITION OF SECTION 10.1.13 (EXCESS PAYMENT TO PBGC). A new
Section 10.1.13 is added to read as follows:

            "SECTION 10.1.13 EXCESS PAYMENT TO PBGC. Any Obligor, or any other Person on behalf of any Obligor, shall make any payment to the PBGC (or any other third-party, including without limitation a replacement Plan) with respect to any Claims of the PBGC (including without limitation any Claims under Section 365 or 503 of the Bankruptcy Code) which payment, when aggregated with all such other similar payments made prior to or concurrently therewith, shall cause the aggregate of all such payments to exceed $25,000,000; provided, however, that after the Settlement Effective Date, each of AJI, KJC and KAAC may make such payments in connection with its Subsidiary Plan so long as such payments are not (i) funded directly or indirectly from the proceeds of any Loans or (ii) made from the Collateral, including without limitation the ALPART Collateral or the QAL Collateral."

            1.23 AMENDMENT TO SECTION 12.3 (PAYMENT OF COSTS AND EXPENSES). The last paragraph of Section 12.3 of the Credit Agreement is amended to add at the end of such Section "or the definition of Borrowing Base."

            1.24 AMENDMENT TO TABLE OF CONTENTS (SCHEDULES). Page vii of the Table of Contents is amended to replace "Schedule I [Intentionally Omitted]" with "Schedule I Eligible Fixed Assets".

            1.25 ADDITION OF SCHEDULE I (ELIGIBLE FIXED ASSETS). A new Schedule I (Eligible Fixed Assets) is added to the Credit Agreement in the form of
Schedule I (Eligible Fixed Assets) hereto.

      2. AMENDMENT TO SUBSIDIARY GUARANTY. Reference is made to (i) that certain Subsidiary Guaranty dated as of February 12, 2002, made by certain Subsidiaries of the Company, including, inter alia, AJI, KJC, KAAC and KFC, in favor of the Agent (as amended prior to the date hereof, the "Original Guaranty"), and (ii) that certain Subsidiary Guaranty dated as of March 17, 2003, made by certain Subsidiaries of the Company, including, inter alia, AJI, KJC and KBC, in favor of the Agent (as amended prior to the date hereof, the "Additional Guaranty"). Subject to the conditions and upon the terms set forth in this Amendment, the Subsidiary Guaranty is hereby amended as follows:

            2.1 ADDITION OF SECTION 2.11 (LIMITATIONS ON RECOURSE AS TO CERTAIN SUBSIDIARIES) TO THE ORIGINAL GUARANTY. A new Section 2.11 is added to the Original Guaranty to read as follows:

            "SECTION 2.11 LIMITATIONS ON RECOURSE AS TO CERTAIN SUBSIDIARIES. Notwithstanding anything herein to the contrary, the following limitations on recourse to AJI, KJC, KFC and KAAC under this Guaranty shall apply:

            (a) The recourse liability of AJI and KJC under this Guaranty shall be limited, on an aggregate basis, to an amount equal to the ALPART Claims; provided that AJI's and KJC's liability under this Guaranty, including with respect to this Section 2.11(a), shall continue to be joint and several at all times.

            (b) After the occurrence of the Settlement Effective Date in compliance with the terms and conditions of the Credit Agreement, the recourse liability of KAAC under this Guaranty shall be limited to the QAL Claims.

            (c) After the occurrence of both the Settlement Effective Date and a QAL Plan Event and transfer of the QAL Collateral to the Company in compliance with the terms of the Credit Agreement, KAAC shall have no liability under this Guaranty.

            (d) After the occurrence of both the Settlement Effective Date and the effective date of a Subsidiary Plan for KFC, KFC shall have no liability under this Guaranty.

      Notwithstanding anything herein or in any other Loan Document to the contrary, the Settlement Effective Date shall be deemed not to have occurred, and the limitations and releases of this Section 2.11 shall be of no force or effect and deemed void ab initio, if the Approval Order (as defined in the Settlement and Release Agreement) is overturned, vacated or otherwise reversed on appeal."

            2.2 ADDITION OF SECTION 2.11 (LIMITATIONS ON RECOURSE AS TO CERTAIN SUBSIDIARIES) TO THE ADDITIONAL GUARANTY. A new Section 2.11 is added to the Additional Guaranty to read as follows:

            "SECTION 2.11 LIMITATIONS ON RECOURSE AS TO CERTAIN SUBSIDIARIES. Notwithstanding anything herein to the contrary, the following limitations on recourse of AJI, KJC and KBC under this Guaranty shall apply:

            (a) The recourse liability of AJI and KJC under this Guaranty shall be limited, on an aggregate basis, to an amount equal to the ALPART Claims; provided that AJI's and KJC's liability under this Guaranty, including with respect to this Section 2.11(a), shall continue to be joint and several at all times.

            (b) After the occurrence of both the Settlement Effective Date and the effective date of a Subsidiary Plan for KBC, KBC shall have no liability under this Guaranty.

      Notwithstanding anything herein or in any other Loan Document to the contrary, the Settlement Effective Date shall be deemed not to have occurred, and the limitations and releases of this Section 2.11 shall be of no force or effect and deemed void ab initio, if the Approval Order (as defined in the Settlement and Release Agreement) is overturned, vacated or otherwise reversed on appeal."

      3. RELEASE OF CLAIMS. Following the Settlement Effective Date, each of the Agent and each Secured Lender agrees to, and hereby does, release any and all claims arising under the Credit Agreement and the other Loan Documents and held by the Agent or such Secured Lender as against AJI, KJC, KFC, KAAC and/or KBC, as applicable, but, with respect to AJI, KJC and KAAC, only to the extent such claim is in excess of the ALPART Claims and/or the QAL Claims, as applicable, all as more fully and expressly provided herein (and in the Credit Agreement, as amended hereby), and subject to all of the conditions and terms hereof and thereof; provided, however, the releases provided for in this Section 3 shall not apply to (i) KAAC until the occurrence of a QAL Triggering Event and the deposit of the QAL Collateral in the Cash Collateral Accounts as required by the Credit Agreement, as amended hereby, (ii) KBC until the effective date of a Subsidiary Plan for KBC in accordance with the terms of the Credit Agreement, as amended hereby, and (iii) KFC until the effective date of a Subsidiary Plan for KFC in accordance with the terms of the Credit Agreement, as amended hereby. Notwithstanding anything herein or in any other Loan Document to the contrary, the Settlement Effective Date shall be deemed not to have occurred, and the limitations and releases of this Section 3 shall be of no force or effect and deemed void ab initio, if the Approval Order (as defined in the Settlement and Release Agreement) is overturned, vacated or otherwise reversed on appeal.

      4. REPRESENTATIONS AND WARRANTIES OF PARENT GUARANTOR AND THE COMPANY. Each of the Parent Guarantor and the Company represents and warrants to each Lender and the Agent that the following statements are true, correct and complete:

            4.1 POWER AND AUTHORITY. Each of the Parent Guarantor, the Company and each other Obligor has all corporate or other organizational power and authority to enter into this Amendment and, as applicable, the Consent of Guarantors attached hereto (the "Consent"), and to carry out the transactions contemplated by, and to perform its obligations under or in respect of, the Credit Agreement, as amended hereby.

            4.2 DUE AUTHORIZATION, NON-CONTRAVENTION. The execution, delivery and performance by the applicable Obligor of this Amendment and the Consent and the performance of the obligations of each Obligor under or in respect of the Credit Agreement as amended hereby have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene such Obligor's Organic Documents, (b) contravene any contractual restriction entered into after the Petition Date where such a contravention has a reasonable possibility of having a Materially Adverse Effect, or contravene any law or governmental regulation or court order binding on or affecting such Obligor, or
(c) result in, or require the creation or imposition of, any Lien on any of such Obligor's properties.

            4.3 EXECUTION, DELIVERY AND ENFORCEABILITY. This Amendment and the Consent have been duly executed and delivered by each Obligor which is a party thereto and constitute the legal, valid and binding obligations of such Obligor, enforceable in accordance with their terms.

            4.4 NO DEFAULT OR EVENT OF DEFAULT. After giving effect to this Amendment, no event has occurred and is continuing or will result from the execution and delivery of this Amendment or the Consent that would constitute a Default or an Event of Default.

            4.5 REPRESENTATIONS AND WARRANTIES, ETC. All of the conditions set forth in Section 7.4 of the Credit Agreement, giving effect to this Amendment, have been met on and as of the date hereof and as of the effective date of this Amendment.

      5. CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT. This Amendment shall be effective only if and when (a) this Amendment has been signed by, and when counterparts hereof shall have been delivered to the Agent (by hand delivery, mail or telecopy) by, the Parent Guarantor, the Company and all Lenders, and counterparts of the Consent have been delivered to the Agent by the Parent Guarantor and each Subsidiary Guarantor; (b) each of AJI, KJC, KFC, KAAC and KBC shall have executed and delivered to the Agent an acknowledgement confirming its obligations under this Amendment and the agreements set forth herein; (c) this Amendment shall have been approved by the Bankruptcy Court in the Chapter 11 Cases pursuant to the Final Order, all in form and substance satisfactory to the Agent and its counsel and on notice satisfactory to them, in each case in their sole discretion, and the Agent shall have received a copy of the Final Order entered by the Bankruptcy Court, which order shall have become final; (d) the Company has paid to the Agent, for the ratable benefit of the Lenders, an amendment fee equal to 0.00875 times the Revolving Commitment Amount (after giving effect to this Amendment); (e) the Company has paid to the Agent and the Lenders, as applicable, all fees and expenses due to the Agent and the Lenders under the Loan Documents; and (f) each of the Company, AJI, KJC, KFC, KAAC and KBC shall have executed and delivered to the Agent agreements (including control agreements), in form and substance satisfactory to the Agent, (i) granting to the Agent Liens on the ALPART Collateral, the QAL Collateral, the KBC Allocable Amount, the Cash Collateral Accounts and all funds, instruments, securities, financial assets, investment property and other property deposited therein, held therein, credited thereto or acquired in connection therewith and (ii) perfecting the same.

      6. EFFECT OF AMENDMENT; RATIFICATION. This Amendment is a Loan Document. From and after the date on which this Amendment becomes effective, all references in the Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended hereby, and to the Subsidiary Guaranty shall mean the Subsidiary Guaranty as amended hereby. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents, including the Liens and superpriority claims granted thereunder, shall remain in full force and effect, and all terms and provisions thereof are hereby ratified and confirmed. Each of the Parent Guarantor and the Company confirms that as amended hereby, each of the Loan Documents is in full force and effect.

      7. APPLICABLE LAW. THE VALIDITY, INTERPRETATIONS AND ENFORCEMENT OF THIS AMENDMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

      8. COMPLETE AGREEMENT. This Amendment sets forth the complete agreement of the parties in respect of any amendment to any of the provisions of any Loan Document. The execution, delivery and effectiveness of this Amendment do not constitute a waiver of any Default or Event of Default, amend or modify any provision of any Loan Document except as expressly set forth herein or constitute a course of dealing or any other basis for altering the Obligations of any Obligor.

      9. CAPTIONS; COUNTERPARTS. The catchlines and captions herein are intended solely for convenience of reference and shall not be used to interpret or construe the provisions hereof. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), all of which taken together shall constitute but one and the same instrument.

      10. GENERAL RELEASE. By signing below and/or the Consent of Guarantors hereto and/or the Acknowledgment and Agreement of AJI, KJC, KFC, KAAC and KBC hereto, each of the Company and the other Obligors, on behalf of itself and each other Obligor, and each of their respective predecessors, successors and assigns, hereby fully, finally, irrevocably, forever and unconditionally releases, discharges and acquits the Agent, each of the Secured Lenders, and each of the foregoing's officers, employees and agents, from all Released Claims (as hereinafter defined). As used herein the term "Released Claims" means all claims of the Company and the other Obligors, on the one hand, against the Agent or any Secured Lender, on the other hand, including but not limited to all claims, demands, obligations, liabilities, indebtedness, responsibilities, disputes, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action (whether at law or in equity), debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, rights of offset, losses and expenses, of every type, kind, nature, description or character, known and unknown, whensoever arising and occurring at any time up to and through the date hereof, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, matured or unmatured, fixed or contingent, which in any way arise out of, are connected with or relate to this Amendment or any of the other Loan Documents (including as amended hereby) or any transactions thereunder or the administration of the lender-borrower relationship provided in the Loan Documents. Each of the parties hereto intends that the foregoing releases shall be effective as a full and final accord and satisfaction of Released Claims, and each of the Company and the other Obligors hereby agrees, represents and warrants that, to the extent permitted by applicable law, the matters released herein are not limited to matters which are known or disclosed. In this connection, each of the Company and the other Obligors hereby agrees, represents and warrants that it realizes and acknowledges that (a) factual matters now existing and unknown to it may have given or may hereafter give rise to Released Claims which are presently unknown, unsuspected, unliquidated, unmatured and/or contingent, (b) such Released Claims may be unknown, unsuspected, unliquidated, unmatured and/or contingent due to ignorance, oversight, error, negligence or otherwise, and (c) if such Released Claims had been known, suspected, liquidated, matured and/or unconditional, its decision to enter into this release may have been materially affected. Each of the Company and the other Obligors further agrees, represents and warrants that this release has been negotiated and agreed upon in view of these realizations. Nevertheless, each of the Company and the other Obligors hereby intends to release, discharge, and acquit each other of and from any such unknown, unsuspected, unliquidated, unmatured and/or contingent Released Claims which are in any way set forth in or related to the matters identified hereinabove.

                            [signature pages follow]

            IN WITNESS WHEREOF, each of the undersigned has duly executed this Seventh Amendment to Post-Petition Credit Agreement, Amendment to Guaranties and Consent of Guarantors as of the date set forth above.

"PARENT GUARANTOR"                     KAISER ALUMINUM CORPORATION

                                       By:     /s/David A. Cheadle
                                               --------------------------------
                                       Name:   David A. Cheadle
                                       Title:  Assistant Treasurer

"THE COMPANY"                          KAISER ALUMINUM & CHEMICAL
                                       CORPORATION

                                       By:     /s/David A. Cheadle
                                               --------------------------------
                                       Name:   David A. Cheadle
                                       Title:  Assistant Treasurer

                                       BANK OF AMERICA, N.A.,
                                       as the Agent and a Lender

                                       By:     /s/Robert M. Dalton
                                               --------------------------------
                                       Name:   Robert M. Dalton
                                       Title:  Vice President

                                       GENERAL ELECTRIC CAPITAL
                                       CORPORATION, as Documentation Agent and
                                       as a Lender

                                       By:     /s/James O'Donnell
                                               --------------------------------
                                       Name:   James O'Donnell
                                       Title:  Duly Authorized Signatory

                                       WELLS FARGO FOOTHILL, INC.
                                       (fka Foothill Capital Corporation),
                                       as Co-Syndication Agent and as a Lender

                                       By:     /s/Eunnie Kim
                                               --------------------------------
                                       Name:   Eunnie Kim
                                       Title:  Vice President

                                       THE CIT GROUP/BUSINESS CREDIT, INC., as
                                       Co-Syndication Agent and as a Lender

                                       By:     /s/Grant Weiss
                                               --------------------------------
                                       Name:   Grant Weiss
                                       Title:  Vice President

                                       MERRILL LYNCH BUSINESS FINANCIAL
                                       SERVICES INC., as a Lender

                                       By:     /s/Emily L. Koehn
                                               --------------------------------
                                       Name:   Emily L. Koehn
                                       Title:  Assistant Vice President

                                       PNC BANK, NATIONAL ASSOCIATION,
                                       as a Lender

                                       By:     /s/Sandra Sha Kenyon
                                               --------------------------------
                                       Name:   Sandra Sha Kenyon
                                       Title:  Vice President

                                       GMAC COMMERCIAL FINANCE, LLC,
                                       as successor by merger to GMAC Business
                                       Credit, LLC, as a Lender

                                       By:     /s/Thomas Brent
                                               --------------------------------
                                       Name:   Thomas Brent
                                       Title:  Vice President

                                      BANK OF AMERICA, N.A.,
                                      as Depository Bank for the Cash Collateral
                                      Accounts, solely with respect to Section
                                      1.12 of the foregoing Amendment (and
                                      Section 9.1.21 of the Credit Agreement,
                                      as amended hereby)

                                      By:   ___________________________________
                                      Name: ___________________________________
                                      Title:___________________________________

                              CONSENT OF GUARANTORS

            Each of the undersigned is a Guarantor of the Obligations of the Company under the Credit Agreement and each other Loan Document and hereby (a) consents to the foregoing Amendment, (b) acknowledges that notwithstanding the execution and delivery of the foregoing Amendment, the obligations of each of the undersigned Guarantors are not impaired or affected and the Parent Guaranty and the Subsidiary Guaranties, as amended by the Amendment, continue in full force and effect, and (c) ratifies the Parent Guaranty or the Subsidiary Guaranty or Guaranties, each as amended by the Amendment, to which it is a party, as applicable, and each of the Loan Documents, as amended by the Amendment, to which it is a party and further ratifies the Security Interests (if any) and superpriority claims granted by it to the Agent for its benefit and the benefit of the Secured Lenders.

       [signatures following; remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this CONSENT OF GUARANTORS as of the date first set forth above.

                                    AKRON HOLDING CORPORATION
                                    ALPART JAMAICA INC.
                                    KAISER ALUMINA AUSTRALIA CORPORATION
                                    KAISER BELLWOOD CORPORATION
                                    KAISER ALUMINUM & CHEMICAL INVESTMENT, INC.
                                    KAISER ALUMINIUM INTERNATIONAL, INC.
                                    KAISER ALUMINUM PROPERTIES, INC.
                                    KAISER ALUMINUM TECHNICAL SERVICES, INC.
                                    KAISER FINANCE CORPORATION
                                    KAISER JAMAICA CORPORATION
                                    KAISER MICROMILL HOLDINGS, LLC
                                    KAISER SIERRA MICROMILLS, LLC
                                    KAISER TEXAS SIERRA MICROMILLS, LLC
                                    KAISER TEXAS MICROMILL HOLDINGS, LLC
                                    OXNARD FORGE DIE COMPANY, INC.
                                    KAISER ALUMINUM CORPORATION
                                    ALWIS LEASING LLC
                                    KAISER BAUXITE COMPANY
                                    KAISER CENTER, INC.
                                    KAISER CENTER PROPERTIES
                                    KAE TRADING, INC.
                                    KAISER EXPORT COMPANY

                                    By    ___________________________________
                                    Name: ___________________________________
                                    Title:___________________________________

          ACKNOWLEDGEMENT AND AGREEMENT OF AJI, KJC, KFC, KAAC AND KBC

            Each of the undersigned Obligors has reviewed the foregoing Amendment, and the Loan Documents to be amended thereby, and as of the date first set forth above (i) acknowledges and agrees to the agreements set forth in the Amendment and the Loan Documents, as amended by the Amendment, and (ii) confirms and agrees to be bound by its respective obligations under the Amendment and the Loan Documents as amended thereby, including without limitation such Obligor's obligation to make the deposits into the respective Cash Collateral Accounts contemplated by and in accordance with Sections 9.1.19, 9.1.20, 9.1.21 and 9.2.18 as applicable, of the Credit Agreement (as amended by the Amendment).

            In furtherance of the foregoing, each of the undersigned Obligors, as security for the payment of all Guaranteed Obligations (as defined in each Subsidiary Guaranty to which such Obligor is a party), hereby grants, conveys, assigns, pledges, sets over, and transfers to the Agent, and creates in the Agent's favor, a first-priority Lien on and security interest in all of such Obligor's right title and interest in (and whether now or hereafter existing) the ALPART Collateral, the QAL Collateral, the KBC Allocable Amount, the Cash Collateral Accounts and all money, instruments, securities, financial assets, investment property and other property at any time deposited in, held in, credited to or acquired in connection with the Cash Collateral Accounts, together with all proceeds of any of the foregoing (including without limitation dividends payable in cash or stock and shares or other proceeds of conversions or splits of any securities in the Cash Collateral Accounts), and all interest accruing thereon and investments thereof, and earnings on and proceeds of investments with respect thereto, for the benefit of the Agent and the Secured Lenders.

            IN WITNESS WHEREOF, each of the undersigned has executed and delivered this ACKNOWLEDGEMENT AND AGREEMENT OF AJI, KJC, KFC, KAAC and KBC as of the date first set forth above

                                       ALPART JAMAICA INC.
                                       KAISER ALUMINA AUSTRALIA CORPORATION
                                       KAISER FINANCE CORPORATION
                                       KAISER JAMAICA CORPORATION
                                       KAISER BAUXITE CORPORATION

                                       By:  ___________________________________
                                       Name:
                                       Title:

                                   SCHEDULE A
                                       to
              SEVENTH AMENDMENT TO POST-PETITION CREDIT AGREEMENT,
                        AMENDMENT TO SUBSIDIARY GUARANTY,
                              CONSENT OF GUARANTORS
        AND ACKNOWLEDGEMENT AND AGREEMENT OF AJI, KJC, KFC, KAAC AND KBC

                NAME                                REVOLVING COMMITMENT             PERCENTAGE
---------------------------------------------       --------------------             ----------
Bank Of America, N.A.                                    $ 38,597,000                 19.2985%
General Electric Capital Corporation                       38,597,000                 19.2985%
The Cit Group/Business Credit, Inc.,                       28,070,000                 14.0350%
Wells Fargo Foothill, Inc.
(fka Foothill Capital Corporation)                         31,578,000                 15.7890%
Merrill Lynch Business Financial Services Inc              24,562,000                 12.2810%
GMAC Commercial Finance LLC                                21,052,000                 10.5260%
PNC Bank, National Association                             17,544,000                  8.7720%
                                                         ------------                --------
TOTAL                                                    $200,000,000                100.0000%
                                                         ------------                --------

                                   SCHEDULE I

                             (ELIGIBLE FIXED ASSETS)

Trentwood Works
West Euclid Avenue
Trentwood, Washington

Bellwood Extrusion
1901 Reymet Road
Richmond, Virginia

Greenwood
1508 Highway 246 South
Greenwood, South Carolina

Tennalum
309 Industrial Drive
Jackson, Tennessee

Los Angeles
6250 East Bandini Boulevard
Los Angeles, California

Newark
600 Kaiser Drive
Heath, Ohio

Sherman
4300 Highway 75 South
Sherman, Texas

Tulsa
4111 South 74th Avenue
Tulsa, Oklahoma

Richland
2425 Stevens Drive
Richland, Washington

                                    EXHIBIT A

                        Settlement and Release Agreement

                                   [attached]